SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company of Act of 1940 and in connection with such notification of registration submits the following information:

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Name:
McLaughlin, Piven, Vogel Family of Trusts, The Pinnacle Trust (and Subsequent Series)


Address of Principal Business Office (No. & Street, City, State, Zip Code):



Reich & Tang Distributors, Inc.     McLaughlin, Piven, Vogel Securities, Inc.
600 Fifth Avenue                    30 Wall Street
New York, New York 10020            New York, NY  10005


Telephone Number (including area code):



(212) 830-5490                      (212) 248-0750


Name and address of agent for service of process:



Peter J. DeMarco                    Allan M. Vogel
Reich & Tang Distributors, Inc.     McLaughlin, Piven, Vogel Securities, Inc.
600 Fifth Avenue                    30 Wall Street
New York, New York 10020            New York, New York 10005




740697.1

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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ] NO [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 6th day of August 1998.

Name of Registrant:               MCLAUGHLIN, PIVEN, VOGEL FAMILY
                                  OF TRUSTS, THE PINNACLE
                                  TRUST (AND SUBSEQUENT SERIES)

                                  By:  Reich & Tang Distributors, Inc.
                                       (as co-sponsor)


                                       By:  /s/ PETER J. DEMARCO
                                            ------------------------------------
                                            Name:   Peter J. DeMarco
                                            Title:  Executive Vice President
[SEAL]


Attest  /s/ LORRAINE C. HYSLER
        -------------------------
        Name:  Lorraine C. Hysler
        Title: Secretary

                                  By: McLaughlin, Piven, Vogel Securities, Inc. (as co-sponsor)


                                       By:  /s/ ALLAN M. VOGEL
                                            ----------------------
                                            Name:   Allan M. Vogel
                                            Title:  President
[SEAL]


Attest  /s/ J.M. KENNEDY
        ------------------------
        Name:  J.M. Kennedy
        Title: Senior Vice President


740697.1

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